Exhibit 4.1

AYR WELLNESS INC.
Amended and Restated equity INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MAY 2, 2021

EFFECTIVE DATE: MAY 2, 2021

Section	1. Purpose

The purpose of this Plan is to promote the interests of the Company and its shareholders by enabling the Company and its affiliated companies to: (i) attract and retain employees, officers, consultants, advisors and Non-Employee Directors capable of assuring the future success of the Company; (ii) offer such persons incentives to put forth maximum efforts for the success of the Company’s business; and (iii) compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section	2. Definitions

As used in this Plan, the following terms shall have the meanings set forth below:

(a)                “2019 Plan” means the Equity Incentive Plan of the Company dated May 17, 2019.

(b)                “Affiliate” shall have the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

(c)                “Associate” when used to indicate a relationship with a person, shall mean (i) an issuer of which the person beneficially owns or controls, directly or indirectly, voting securities entitling the person to more than 10% of the voting rights attached to outstanding voting securities of the issuer, (ii) any partner of the person, (iii) any trust or estate in which the person has a substantial beneficial interest or in respect of which the person serves as trustee or executor or in a similar capacity, or (iv) in the case of an individual, a relative of that individual, if the relative has the same home as that individual, including (A) a spouse of that individual, or (B) a relative of that individual’s spouse.

(d)                “Award” shall mean any Option, Restricted Stock Unit or Unrestricted Stock Bonus granted under this Plan.

(e)                “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under this Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 10(b).

(f)                 “Blackout Period” shall have the meaning ascribed to such term in Section 6(a)(ii).

(g)                “Board” shall mean the board of directors of the Company, in effect from time to time.

(h)                “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i)                 “Committee” shall mean the Compensation, Nominating and Corporate Governance Committee of the Board or such other committee designated by the Board to administer this Plan, failing which shall mean the Board.

(j)                 “Company” shall mean Ayr Wellness Inc., a company continued under the Business Corporations Act (British Columbia), and any successor corporation.

(k)                “CSAC AcquisitionCo” means CSAC Acquisition Inc., a wholly-owned subsidiary of the Company, incorporated under the laws of Nevada.

(l)                 “Director” shall mean a member of the Board.

(m)              “Dividend Equivalent” shall mean any right granted under Section 6(c) of this Plan.

(n)                “Effective Date” shall mean the date this Plan is adopted by the Board, as set forth in Section 12.

(o)                “Eligible Person” shall mean any employee, officer, Non-Employee Director, consultant (which, for greater certainty, shall include individuals who provide services pursuant to a management services agreement), independent contractor or advisor providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended; provided that any consultant, independent contractor or advisor shall be a natural person providing bona fide services to the Company or any Affiliate and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(p)                “Exchange” means the principal securities exchange on which the Company’s Shares are trading, being the Canadian Stock Exchange as at the date hereof.

(q)                “Exchange Policies” shall mean the rules and policies of the Exchange in effect from time to time.

(r)                 “Exchangeable Shares” shall mean the non-voting exchangeable common stock of CSAC AcquisitionCo that are exchangeable for Shares of the Company on a one-for-one basis.

(s)                 “Fair Market Value” with respect to one Share as of any date shall mean: (i) if the Shares are listed on a stock exchange, the greater of: (A) the closing price of such Share on the Exchange (or such other stock exchange where the majority of the trading volume and value of the Shares occurs) on the previous trading day, and (B) the VWAP of such Share on the Exchange (or such other stock exchange where the majority of the trading volume and value of the Shares occurs) for the five trading days immediately preceding the relevant date; and (ii) if the Shares are not so listed on a stock exchange, the per share value of one Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(t)                 “Fully-Diluted Shares” shall mean the aggregate Shares and multiple voting shares of the Company issued and outstanding, including: (i) the Shares issuable on exchange of the Exchangeable Shares; (ii) the Shares issuable on exchange of the Warrants (excluding in respect of the cashless exercise feature thereof and provided such Warrants are not determined to be “out of the money” by the Board as at the date of grant of the applicable Award(s)); and (iii) the Shares issuable on conversion of the Rights; but shall exclude the Shares issuable pursuant to Awards granted hereunder and pursuant to any restricted Exchangeable Shares (or Shares issuable upon the exchange thereof) awarded by CSAC AcquisitionCo.

(u)                “Incentive Stock Option” shall mean an option granted under Section 6(a) of this Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(v)                “Non-Employee Director” shall mean a Director who is not also an employee of the Company or any Affiliate.

(w)              “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of this Plan that is not intended to be an Incentive Stock Option.

(x)                “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option, as applicable, to purchase shares of the Company.

(y)                “Participant” shall mean an Eligible Person designated to be granted an Award under this Plan.

(z)                “Person” shall mean any individual or entity, including a corporation, partnership, limited or unlimited liability company, association, joint venture or trust.

(aa)             “Plan” shall mean this Ayr Wellness Inc. Amended and Restated Equity Incentive Plan, as amended or amended and restated from time to time.

(bb)            “Related Entity” shall mean a person that controls or is controlled by the Company or that is controlled by the same person that controls the Company.

(cc)             “Related Person” shall mean (i) a director or executive officer of the Company or of a Related Entity of the Company; (i) an Associate of a director or executive officer of Company or of a Related Entity of the Company; or (iii) a permitted assign of a director or executive officer of the Company or of a Related Entity of the Company.

(dd)            “Restricted Stock Unit” shall mean any unit granted under Section 6(b) of this Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date, provided that in the case of Participants who are liable to taxation under the Tax Act in respect of amounts payable under this Plan, that such date shall not be later than December 31 of the third calendar year following the year services were performed in respect of the corresponding Restricted Stock Unit awarded.

(ee)             “Rights” shall mean the rights of the Company, each of which became exercisable for one-tenth (1/10) of one Share upon the closing of the Company’s qualifying transaction.

(ff)               “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(gg)            “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(hh)            “Security Based Compensation Arrangements” shall have the meaning ascribed to such term (or equivalent term) in the Exchange Policies.

(ii)               “Share” or “Shares” shall mean, collectively, the subordinate voting shares, restricted voting shares and/or limited voting shares of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of this Plan).

(jj)               “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(kk)            “Tax Act” shall mean the Income Tax Act (Canada), as amended from time to time, including regulations thereunder.

(ll)               “U.S. Award Holder” shall mean any holder of an Award who is a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act) or who is holding or exercising Awards in the United States.

(mm)        “United States” shall mean the United States of America, its territories and possession, any State of the United States, and the District of Columbia.

(nn)            “Unrestricted Stock Bonus” shall mean an issue of Shares in consideration of past services, or an issue of Shares in exchange for cash consideration at the Fair Market Value thereof (with the cash consideration representing up to the after-withholding tax value of a cash bonus paid).

(oo)            “VWAP” shall mean the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of securities traded for the relevant period.

(pp)            “Warrants” shall mean the share purchase warrants of the Company, each of which entitle the holder thereof to purchase one Share at a price of C$11.50.

Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “$” or “US$” are to United States dollars. References to “C$” are to Canadian dollars.

Section 3.        Administration

(a)                Power and Authority of the Board. The Plan shall be administered by the Board, and the Board shall have the power to manage this Plan and may delegate such power at its discretion to any committee of the Company, including the Committee. All references hereinafter to the “Committee” shall mean the Committee, as delegated to by the Board, if applicable, failing which shall mean the Board. Subject to the express provisions of this Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under this Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Section 7, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Section 7; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix)  interpret and administer this Plan and any instrument or agreement, including an Award Agreement, relating to this Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of the jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of this Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in non-United States jurisdictions. Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations and other decisions under or with respect to this Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b)                Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority in such a manner as would cause this Plan not to comply with applicable Exchange Policies or applicable law.

(c)                Power and Authority of the Committee. Notwithstanding anything to the contrary contained herein, (i) the Committee may, at any time and from time to time, without any further action of the Board, exercise the powers and duties of the Board under this Plan, unless the exercise of such powers and duties by the Committee would cause this Plan not to comply with the requirements of all applicable securities rules and Exchange Policies and (ii) only the Board (or a committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable stock exchange on which the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d)                Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under this Plan shall be liable for any action or determination taken or made in good faith with respect to this Plan or any Award made under this Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under this Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.        Shares Reserved for Awards

(a)                Shares Reserved.

(i)	Subject to Section 4(b), the securities that may be acquired by Participants under this Plan will consist of (A) authorized but unissued Shares; or (B) issued and outstanding Shares held by the Company for its own account to the extent permitted by applicable law.

(ii)	The Company will at all times during the term of this Plan ensure that it is authorized to issue such number of Shares as are sufficient to satisfy the requirements of this Plan.

(iii)	Subject to adjustment as provided in Section 4(b) of this Plan, the maximum aggregate number of Shares issuable under this Plan and under all other Security Based Compensation Arrangements shall not exceed 12% of the total number of Fully Diluted Shares issued and outstanding from time to time. This Plan is considered an “evergreen” plan, since (i) any Shares subject to an Award which has been exercised or settled in cash by a Participant or for any reason is cancelled or terminated without having been exercised or settled in Shares will again be available for grants under this Plan, and (ii) the number of Awards available to grant will increase as the number of issued and outstanding Shares increases from time to time.

(iv)	For the purposes of Section 4(a)(iii), in the event that the Company cancels or purchases to cancel any of its issued and outstanding Shares (“Cancellation”) and as a result of such Cancellation, the Company exceeds the limit set out in Section 4(a)(iii), no approval of the Company’s shareholders will be required for the issuance of Shares on the exercise or settlement of any Awards which were granted prior to such Cancellation.

(v)	For greater certainty, Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under this Plan.

(vi)	Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under this Plan.

(b)                Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, forward stock split, reverse stock split, reorganization, plan of arrangement, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event which affects the Shares, or unusual or nonrecurring events affecting the Company or the financial statements of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or stock exchange or inter-dealer quotation, accounting principles or law, such that an adjustment is considered by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it may deem equitable, subject to any required regulatory or Exchange approvals, adjust any or all of (i) the number and kind of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and kind of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and/or (iv) any share limit set forth in this Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(c)                Additional Award Limitations.

(i)	From and after the Effective Date and subject to Section 4(b), to the extent that s. 2.25 of National Instrument 45-106 – Prospectus Exemptions applies to an Award or to the issuance of Shares pursuant thereto: (X) after a grant, the number of Shares, calculated on a fully-diluted basis, reserved for issuance under Options granted to (A) any one Related Person shall not exceed 5% of the total number of Shares that are outstanding at the time of the grant, or (B) Related Persons shall not exceed 10% of the total number of Shares that are outstanding at the time of the grant; and (Y) after a grant, the number of Shares, calculated on a fully-diluted basis, issued within any 12 months to (A) any one Related Person and the Associates of such Related Person shall not exceed 5% of the total number of Shares that are outstanding at the time of the grant, or (B) Related Persons shall not exceed 10% of the total number of Shares that are outstanding at the time of the grant.

(ii)	The maximum number of Shares that may be issued under this Plan to the Company’s Non-Employee Directors, as a whole, or the number of securities that may be issuable on exercise of the Awards granted to the Company’s Non-Employee Directors, as a whole, as compensation within any one-year period, shall not exceed 1% of the total number of Fully-Diluted Shares, in aggregate, at the time of grant, subject to adjustment pursuant to Section 4(b). The Board shall not (i) grant Options to any one Non-Employee Director in which the aggregate Fair Market Value of the Shares underlying such Options during any calendar year (and including any awards under any equity compensation program of CSAC AcquisitionCo or its Affiliates) shall exceed US$100,000, or (ii) grant Awards in which the aggregate Fair Market Value of the Shares in respect to which the Awards are exercisable by such Non-Employee Director during any calendar year (and including any awards under any equity compensation program of CSAC AcquisitionCo or its Affiliates) shall exceed C$150,000, and in each case of (i) and (ii), measured as at the date of grant.

(d)                Restricted Exchangeable Shares. If, during the term of this Plan, CSAC AcquisitionCo grants awards of restricted Exchangeable Shares to Persons who are Eligible Persons under this Plan, any restricted Exchangeable Shares awarded by CSAC AcquisitionCo will reduce the number of Shares that may be awarded under this Plan on a one-for-one basis. If any restricted Exchangeable Shares awarded by CSAC AcquisitionCo are forfeited, cancelled, or are used or withheld to satisfy tax withholding obligations of an award recipient thereunder, any such restricted Exchangeable Shares that are forfeited, cancelled, used or withheld will thereafter not be treated as reducing the number of Shares that are available for Awards under this Plan.

(e)                Financial Assistance. The Company or any Affiliate or Related Entity may provide financial assistance to, or enter into support agreements with, Participants in connection with grants under this Plan, including without limitation, full, partial or non-recourse loans (to the extent permitted by applicable laws), provided approval of the disinterested members of the Board is obtained.

Section 5.        Eligibility

Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company and/or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing,

(i)	an Incentive Stock Option may only be awarded to an employee of the Company or any “Parent Corporation” or “Subsidiary Corporation” of the Company (in each case, within the meaning of Section 424 of the Code); and

(ii)	in the case of an Eligible Person who is subject to United States income tax, a Non-Qualified Stock Option may only be awarded to such Eligible Person to the extent the Eligible Person performs direct services to (A) the Company or any corporation (other than the Company), in an unbroken chain of corporations beginning with the Company, in which each of the corporations other than the last corporation in the unbroken chain owns, directly or indirectly, stock representing at least 50% of the voting power of all classes of stock entitled to vote or at least 50% of the value of all classes of stock in one of the other corporations in such chain, or (B) to an entity that otherwise qualifies as an eligible issuer of service recipient stock pursuant to United States Treasury Regulation Section 1.409A-1(b)(5)(iii)(E)(1).

Receipt of Awards by a Participant is subject to the grant being voluntary within the meaning of section 2.23(2) of National Instrument 45-106 – Prospectus Exemptions, to the extent applicable.

Section 6.        Awards

(a)                Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of this Plan, as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that, to the extent permitted under Section 409A and Section 424 of the Code, as applicable, the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)	Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than ten (10) years from the date of grant. Notwithstanding the foregoing, in the event that the expiry date of an Option falls within a trading blackout period imposed by the Company (a “Blackout Period”), and neither the Company nor the individual in possession of the Options is subject to a cease trade order in respect of the Company’s securities, then the expiry date of such Option shall be automatically extended to the 10th business day following the end of the Blackout Period, provided that the extension contemplated by this paragraph (ii) shall not apply to Incentive Stock Options.

(iii)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, subject to applicable law, but not limited to, cash, check, or surrender of other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(A)	Promissory Notes. Notwithstanding the foregoing, the Committee may not permit payment of the exercise price, either in whole or in part, with a promissory note.

(B)	Net Exercises. The Committee may, in its discretion, permit an Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Shares.

(iv)	Options Subject to Targets. Options may be made subject to the achievement by the Company of specified performance targets, such that such Options will only be exercisable if such targets are met.

(v)	Incentive Stock Options. Unless an Award Agreement specifies that an Option is intended to be an Incentive Stock Option, the Option will be a Non-Qualified Stock Option. The Company makes no assurances that an Option that it designates as an Incentive Stock Option will meet all requirements for qualification under Section 422 of the Code, and neither the Company, nor its officers, directors or employees, shall have any liability to the Participant if the Option does not qualify as an Incentive Stock Option under Section 422 of the Code. If an Award Agreement specifies that an Option is intended to be an Incentive Stock Option, the following additional provisions shall apply:

(A)	To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

(B)	The Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns (within the meaning of Sections 422 and 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any “Parent Corporation” or “Subsidiary Corporation” of the Company (in each case, within the meaning of Section 424 of the Code), shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

(C)	The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 and 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any “Parent Corporation” or “Subsidiary Corporation” of the Company (in each case, within the meaning of Section 424 of the Code), the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(D)	An Incentive Stock Option will not be transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, may only be exercised by the Participant.

(E)	Any Incentive Stock Option authorized under this Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(F)	No Incentive Stock Option may be granted more than ten (10) years after the earlier of (i) the date this Plan is adopted by the Board, and (ii) the date on which this Plan is approved by shareholders of the Company.

(G)	In order to retain status as an Incentive Stock Option, an Incentive Stock Option must be exercised within three (3) months following the date the optionee ceases to be an employee, except in the case of death or Disability as defined under Section 22(e) of the Code. Any Incentive Stock Option that is not exercised within the time periods required under Section 422 of the Code, with automatically be deemed to be a Non-Qualified Stock Option (to the extent it would otherwise remain exercisable according to its terms).

(H)	In the event this Plan is not approved by the shareholders of the Company in accordance with the requirements of Section 422 of the Code within twelve (12) months before or after this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan automatically will be deemed to be a Non-Qualified Stock Option.

(b)                Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of this Plan as the Committee shall determine:

(i)	Restrictions. Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to receive any dividend, Dividend Equivalents, or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(c).

(ii)	Issuance and Delivery of Shares. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, one Share for each such Share covered by the Restricted Stock Unit shall be issued and delivered to the holder of the Restricted Stock Units; provided, that the Committee may elect to pay cash, or part cash and part Shares in lieu of delivering only Shares.

(iii)	Acceleration of Vesting. The Committee may, in its discretion, accelerate the vesting, all or in part, of the Restricted Stock Units.

(iv)	Forfeiture. Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant’s termination of employment or service or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Restricted Stock Units held by such Participant that, at such time, remain subject to restrictions, shall be forfeited and re-acquired by the Company for cancellation at no cost to the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Restricted Stock Units.

(v)	Performance Targets. Restricted Stock Units may be made subject to the achievement by the Company of specified performance targets established by the Board or after a period of continued service with the Company or its Affiliates or any combination of the above, as set forth in the applicable Award Agreement, such that such Restricted Stock Units will only become vested if such targets or periods are met (or waived at the discretion of the Committee).

(c)                Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities or other property, as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of this Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or other Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award, and (ii) dividend and Dividend Equivalent amounts may be accrued but shall not be paid unless and until the date on which all conditions or restrictions relating to such Award have been satisfied, waived or lapsed.

(d)                Unrestricted Stock Bonuses. The Committee is hereby authorized to grant an Award of Unrestricted Stock Bonuses to Eligible Persons under which the Participant shall be entitled to receive fully paid and non-assessable Shares as consideration for services rendered to the Company or an Affiliate in the prior calendar year, or may purchase fully paid and non-assessable Shares for cash consideration at the Fair Market Value thereof (with the cash consideration representing up to the after-withholding tax value of a cash bonus paid). Subject to the terms of this Plan and any applicable Award Agreement, such Unrestricted Stock Bonuses may have such terms and conditions as the Committee shall determine.

(e)                General

(i)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law or the Exchange Policies.

(ii)	Limits on Transfer of Awards. Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Where the Committee does permit the transfer of an Award other than a fully vested and unrestricted Share, such permitted transfer shall be for no value and in accordance with all applicable law and Exchange Policies. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(iii)	Restrictions; Exchange Listing. All Shares or other securities delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under this Plan, applicable laws and Exchange Policies, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates or direct registration statements or electronic positions, as applicable, for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any securities or other laws, rules or regulations (including the Exchange Policies) as may be determined by the Company to be applicable are satisfied.

(iv)	Prohibition on Option Repricing. Except as provided in Section 4(b) hereof, the Committee may not, without prior approval of the Company’s shareholders and applicable stock exchange approval, seek to effect any repricing of any previously granted, “out-of-the money” Option by: (i) amending or modifying the terms of the Option to lower the exercise price; (ii) canceling the out-of-the money Option and granting either (A) replacement Options having a lower exercise price; or (B) Restricted Stock Units in exchange; or (iii) cancelling or repurchasing the out-of-the money Option for cash or other securities. An Option will be deemed to be “out-of-the money” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(v)	Section 409A Provisions. Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder (“Deferred Compensation”) is otherwise payable or distributable to a Participant under this Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that is Deferred Compensation that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

(vi)	Acceleration of Vesting. Upon a change of control event (as described in Section 7(b)), all securities (namely the Shares or Options) granted pursuant to this Plan shall immediately vest.

Section 7.        Amendment and Termination; Corrections

(a)                Amendments to this Plan and Awards. The Board may from time to time amend, suspend, discontinue or terminate this Plan, and the Committee may amend the terms of any previously granted Award at any time, provided that, except as contemplated herein (i) no amendment, alteration, suspension, discontinuation or termination may (except as expressly provided in this Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof; and (ii) any amendment, alteration, suspension, discontinuation or termination is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange, including receipt of any required approval from the governmental entity or stock exchange, and any such amendment, alteration, suspension, discontinuation or termination of an Award shall be in compliance with the Exchange Policies. For greater certainty and notwithstanding the foregoing, the Board may amend, suspend, terminate or discontinue this Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company, in order to:

(i)	amend the eligibility for, and limitations or conditions imposed upon, participation in this Plan, except that any amendment to this Plan to change the class or classes of Persons eligible to be awarded Incentive Stock Options will be submitted for shareholder approval to the extent required by Code Section 422;

(ii)	amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or the Exchange, including the Exchange Policies (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A), and no action taken to comply shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof; or

(iv)	amend any terms relating to the administration of this Plan, including the terms of any administrative guidelines or other rules related to this Plan.

Notwithstanding the foregoing and for greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to this Plan or an Award that would require shareholder approval under the rules or regulations of the Exchange that is applicable to the Company or:

(v)	increase the shares authorized under this Plan as specified in Section 4 of this Plan;

(vi)	permit repricing of Options, which is currently prohibited by Section 6(e)(iii) of this Plan;

(vii)	permit the award of Options at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option, contrary to the provisions of Section 6(a)(i) of this Plan;

(viii)	permit Options to be transferable other than as provided in Section 6(e)(i);

(ix)	amend this Section 7(a); or

(x)	increase the maximum term permitted for Options, as specified in Section 6(a), other than under Section 6(a)(ii), or extend the terms of any Options beyond their original expiry date.

(b)                Corporate Transactions. In the event of any reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the change of control of the Company (or if the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:

(i)	either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)	that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or property and prices;

(iii)	that, subject to Section 6(e)(v), the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

For greater certainty, a change of control event shall not include: (i) the conversion of multiple voting shares of the Company into Shares, (ii) the exchange of the Exchangeable Shares or other exchangeable shares of a subsidiary of the Company into Shares, or (iii) the exchange or conversion of other securities that are exchangeable or convertible, as applicable, into Shares or multiple voting shares of the Company.

(c)                Correction of Defects, Omissions and Inconsistencies. The Committee may, without prior approval of the shareholders of the Company, correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of this Plan.

Section 8.        Income Tax Withholding

In order to comply with all applicable federal, state, provincial, local and/or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, provincial, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, in order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any applicable limitations to avoid adverse accounting treatment) or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.        Securities Laws

If the Awards and the securities which may be acquired pursuant to the exercise of the Awards have not been registered under the Securities Act or under any securities law of any state of the United States, the Awards may not be exercised in the United States unless an exemption from the registration requirements of the Securities Act is available. Any Awards or Shares issued to a Participant in the United States that have not be registered under the Securities Act will be deemed “restricted securities” (as such term is defined in Rule 144(a)(3) under the Securities Act) and shall be certificated and affixed with an applicable restrictive legend as set forth in the Award Agreement. The Awards may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the Securities Act and the securities laws of all applicable states or available exemptions therefrom. Each U.S. Award Holder or anyone who becomes a U.S. Award Holder, who is granted an Award in the United States, who is a resident of the United States or who is otherwise subject to the Securities Act or the securities laws of any state of the United States will be required to complete an Award Agreement which sets out the applicable United States restrictions.

Section 10.     General Provisions

(a)                No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)                Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established and accepted by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of this Plan and any other terms and conditions (not inconsistent with this Plan) determined by the Committee.

(c)                Availability of Information. At least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available (including by way of filing on SEDAR), to each Participant and purchaser of shares upon the exercise of an Award upon written request; provided, however, that this requirement shall not apply if all offers and sales of securities pursuant to this Plan comply with all applicable conditions of Rule 701 under the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701 of the Securities Act. The Company shall not be required to make such information available to key persons whose duties in connection with the Company assure them access to equivalent information.

(d)                Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of this Plan as set forth herein or subsequently amended, the terms of this Plan shall control.

(e)                No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(b)(i) or Section 6(c)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(f)                 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(g)                No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under this Plan or any Award, unless otherwise expressly provided in this Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in this Plan, each Participant shall be deemed to have accepted all the conditions of this Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(h)                Governing Law. The Plan, including the validity, construction and effect of this Plan or any Award, and any rules and regulations relating to this Plan or any Award, shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, but references to such laws shall not, by conflict of laws, rules or otherwise require application of the law of any jurisdiction other than the Province of British Columbia and the parties hereby further irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia in respect of any matter arising hereunder.

(i)                 Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Plan or any Award under any law or the Exchange Rules deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or the Exchange Rules, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of this Plan or any such Award shall remain in full force and effect.

(j)                 No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(k)                Other Benefits. No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(l)                 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(m)              Headings. Headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

Section 11.     Clawback or Recoupment

All Awards under this Plan shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable Exchange Policies.

Section 12.     Effective Date of Amendment

The Plan was adopted by the Board on May 2, 2021 and grants following the annual shareholders’ meeting of the Company in 2022 shall be subject to being approved by the shareholders of the Company on or before the date of the Company’s annual shareholders’ meeting in 2022. The amendments to the 2019 Plan set out in this Plan shall be effective on the Effective Date and any and all outstanding Awards that were previously subject to the 2019 Plan shall, as of the Effective Date, be governed by this Plan as amended and restated hereby. No further Awards shall be granted under the 2019 Plan.

Section 13.     Term of this Plan

No Award shall be granted under this Plan, and this Plan shall terminate, on the tenth (10th) anniversary of the date this Plan is approved by the shareholders of the Company, or any earlier date of discontinuation or termination established pursuant to Section 7(a) of this Plan. Notwithstanding the foregoing, an Award may only be awarded within ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date this Plan is approved by the shareholders of the Company. Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to this Plan and any Awards, and the authority of the Board to amend this Plan, shall extend beyond the termination of this Plan. Regardless of whether this Plan is approved by the shareholders of the Company every three (3) years or when otherwise required under the Exchange Rules, after the initial approval of this Plan by the shareholders of the Company, all previously granted Awards shall remain valid.